EXHIBIT 10.19
FIRST FINANCIAL BANCORP
AMENDED AND RESTATED SEVERANCE PAY PLAN
Approved & Effective – April 1, 2005
Approved February 1, 2006
Approved January 1, 2007
Approved April 28, 2008

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FIRST FINANCIAL BANCORP
SEVERANCE PAY PLAN
     First Financial Bancorp (“FFBC”) has adopted this Plan to provide separation benefits to employees of FFBC and its affiliates who are involuntarily separated, as part of the consolidation of its non-customer support functions (“Consolidation”). The Plan is administered by FFBC’s Benefits Committee, which is the Plan Administrator. The Plan’s “Plan Year” is the 12-month period ending December 31. The Plan is intended to be a temporary plan and will expire on December 31, 2008.
1.	Eligibility
(a)	In General

You are eligible for this Plan if you are an employee of FFBC or one of its subsidiaries and you are not excluded by subsection (b).

(b)	Exclusions

You are not eligible for this plan if : (1) you are a “key employee” under Internal Revenue Code 416(l); (2) you are on a leave of absence, except as otherwise required by applicable law; (3) you are a temporary employee; (4) you are working under a collective bargaining agreement (unless the agreement provides that this Plan covers you); or (5) FFBC is not treating you as a common-law employee, as conclusively evidenced by its failure to withhold taxes from your compensation, even if you are, in fact, a common-law employee.
2.	Participation
     If you are eligible for the Plan, you will become entitled to Plan benefits if you meet all of the following requirements, except as provided in Section 3.
(a)	Involuntary Separation Requirement

You must be involuntarily separated from FFBC on a date between January 1, 2008 and December 31, 2008 (“Separation Date”), as part of the Consolidation.

(b)	Release Requirements

You must sign and file a Severance Agreement and Release as prescribed by the Plan Administrator, and the Severance Agreement and Release must become irrevocable.
3.	Ineligibility for Benefits
(a)	Resignation or Discharge

You will not be eligible for benefits under this Plan if the Plan Administrator determines, in its sole discretion, that, prior to your Separation Date, your employment terminated by resignation (even if you felt compelled to resign) retirement, death, disability, or by discharge for poor performance, misconduct, or any other reason except involuntary separation as part of the Consolidation. Notwithstanding the foregoing, if you are eligible for benefits under the First Financial Bancorp Employees’ Pension Plan and Trust, you will be eligible for benefits under this Plan if you elect to retire on your Separation Date.

(b)	Changed Decisions

FFBC has the right to cancel or reschedule your separation before you terminate employment. You will not be eligible for separation benefits under this Plan if your separation is canceled.

(c)	Substitute Employment

You will not be considered to have been involuntarily separated, and will not be entitled to separation benefits under this Plan, if the Plan Administrator determines, in its sole discretion, that you have been offered substantially equivalent substitute employment whether you accept the position or not. Substitute employment is:
(1)	an offer of substantially equivalent employment by any entity that assumes operations or functions formerly carried out by FFBC (such as the buyer of a facility or any entity to which a FFBC operation or function has been outsourced);

(2)	an offer of substantially equivalent employment by any subsidiary or affiliate of FFBC;

(3)	an offer of substantially equivalent employment by any entity making the job offer at the request of FFBC (such as a joint venture of which FFBC or an affiliate is a member); or

(4)	an offer of substantially equivalent employment by FFBC.
(d)	Transition Assistance
You will not be entitled to benefits under this Plan unless you satisfy all transition assistance requests of FFBC to its satisfaction, such as aiding in the location of files, preparing accounting records, returning all FFBC property in your possession, or repaying any amounts you owe FFBC.
4.	Severance Pay
(a)	Amount
(1)	You will receive Severance Pay in an amount, less applicable deductions and withholding, equal to two (2) Weeks of Pay plus one (1) additional

Week of Pay for each full Year of Service as of your Separation Date, with a minimum Severance Pay amount equal to four (4) Weeks of Pay.

(2)	If you have a transition role which FFBC deems important, critical or vital to a smooth transition, FFBC will offer you 4, 8, or up to 24 additional weeks of Severance Pay, respectively, in exchange for signing a Retention Agreement. If you sign a Retention Agreement and comply with its terms, you will receive the number of additional weeks of Severance Pay provided therein.
(b)	Definitions
(1)	“Years of Service” means your full years of employment with FFBC and its affiliates in your most recent period of employment measured from your anniversary date. Pro-rated benefits will not be paid for any fractional Year of Service.

(2)	“Week of Pay” means your base weekly rate of pay, excluding overtime, bonuses, commissions, premium pay, shift differentials, employee benefits, expense reimbursements, and similar amounts. However, amounts withheld from your pay for taxes, employee benefits, or other reasons will be disregarded in calculating pay. If you are paid by the hour, your base weekly rate of pay is your regular hourly rate multiplied by your scheduled hours per week. If you are a part-time employee who is not regularly scheduled to work a specific number of hours per week, your “Week of Pay” will be your average base weekly pay, excluding overtime, bonuses, commissions, premium pay, shift differentials, employee benefits, expense reimbursements, and similar amounts, during the previous calendar year.

(3)	Your Years of Service and Weeks of Pay will be determined by the Plan Administrator, in its sole and exclusive judgment, as of the date benefits become payable to you.
5.	Payment
(a)	Form of Payment

You may elect to receive your Severance Pay under this Plan in a lump sum or paid bi-weekly on scheduled pay days (the “Severance Pay Period”),

(b)	Time of Payment

Payment of your Severance Pay will commence as soon as administratively practical after the date your Severance Agreement and Release becomes irrevocable.

6.	Additional Benefits
(a)	You also may continue your health benefits under the normal COBRA rules.
(i)	If you elect to receive your Severance Pay bi-weekly, FFBC will pay its portion of the premiums for COBRA coverage until the end of the Severance Pay Period, or until you obtain substitute coverage, whichever, first occurs, subject to you contribution through deductions from your b-weekly Severance Payments.

(ii)	If you elect to receive your Severance Pay in a lump sum, FFBC will not contribute to your COBRA premiums, and you will be responsible for paying the full amount.
(b)	You will receive outplacement services of FFBC’s selection.
7.	Integration With Other Payments
     Benefits under this Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans (with the exception of benefits payable under the First Financial Bancorp Employees’ Pension Plan and Trust), severance programs, employment contracts, or applicable laws, such as the WARN Act. Should such other benefits be payable, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. If you have an Employment Contract, you will not receive any benefits under this Plan unless you waive all benefits of any kind or nature owed to you under the Employment Contract. In any case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.
8.	Reemployment
     If you are reemployed by FFBC or a Successor Employer while benefits are still payable under the Plan, all such benefits will cease, except as otherwise specified by the Plan Administrator, in its sole discretion.
9.	Taxes
     Taxes will be withheld from benefits under the Plan to the extent required by law.
10.	Relation to Other Plans
     Any prior severance or similar plan of FFBC that might apply to you is hereby revoked as to you while you are eligible for Plan benefits. Benefits under this Plan will not be counted as “compensation” for purposes of determining benefits under any other benefit plan, pension plan, or similar arrangement. All such plans or similar arrangements, to the extent inconsistent with this Plan, are hereby so amended. No benefits that would constitute “excess parachute payments” within the meaning of Internal Revenue Code Section 280G, or cause any other amounts to be excess parachute payments, will be paid by this Plan.

11.	Amendment or Termination
     FFBC, acting through its chief executive officer, has the right, in its nonfiduciary settlor capacity, to amend the Plan or to terminate it at any time, prospectively or retroactively, for any reason, without notice and even if currently payable benefits are reduced or eliminated. The Plan Administrator also has the right to amend the Plan, as elsewhere provided in the Plan. No person has any vested right to benefits under this Plan. FFBC may amend the Plan to provide greater or lesser benefits to particular employees by sending affected employees a letter setting forth the applicable benefit modification.
12.	Claims Procedures
(a)	Claims Normally Not Required

Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

(b)	Disputes

If any person (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c)	Time for Filing Claims

A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

(d)	Procedures

The Plan Administrator has adopted the procedures for considering claims which are contained in the Appendix and which it may amend from time to time as it sees fit. These procedures provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

13.	Plan Administration
(a)	Discretion

The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)	Finality of Determinations

All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)	Drafting Errors

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(d)	Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.
14.	Costs and Indemnification
     All costs of administering the Plan and providing Plan benefits will be paid by FFBC, with one exception: Any expenses (other than arbitrator fees) incurred in resolving disputes with multiple Claimants concerning their entitlement to the same benefit may be charged against the benefit, which will be reduced accordingly. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by FFBC, FFBC shall indemnify and hold harmless its (and its affiliates’) current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.
15.	Limitation on Employee Rights
     This Plan shall not give any employee the right to be retained in the service of FFBC or interfere with or restrict the right of FFBC to discharge or retire the employee.
16.	Governing Law
     This Plan is a welfare plan subject to the Employee Retirement Income Security Act of 1974 and it shall be interpreted, administered, and enforced in accordance with that law. This Plan is intended to comply with Section 409A of the Code and shall be considered and interpreted in accordance with such intent. To the extent that the Severance Benefits are subject to Section 409A of the Code, they shall be provided in a manner that will comply with Section 409A of the Code, including applicable regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Any provision of this Plan that would cause the payment of the Severance Benefits to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by the Guidance. To the extent that state law is applicable, the statutes and common law of the State of Ohio (excluding its choice of laws statutes or common law) shall apply.
17.	Miscellaneous
     Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

APPENDIX
Detailed Claim and Arbitration Procedures
1.	Claims Procedure
(a)	Initial Claims
     All claims shall be presented to the Plan Administrator in writing. Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the, claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.
(b)	Claims Decisions
     If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.
(c)	Appeals of Denied Claims
     Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues and comments in writing. The Claimant only may present evidence and theories during the appeal that the Claimant presented during the initial claims stage, except for information the claims official may have requested the Claimant to provide to perfect the claim. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.
(d)	Appeals Decisions
     The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Plan Administrator, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant, and shall include specific reasons for the decision, as well as specific references to the provisions on which the decision is based, if applicable. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.
(e)	Procedures
     The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.
(f)	Arbitration of Rejected Appeals
     If a Claimant has pursued his or her claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.
2.	Arbitration Procedure
(a)	Request for Arbitration
     A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of his or her appeal (or within 60 days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.
(b)	Applicable Arbitration Rules
     The arbitration shall be held under the auspices of the American Arbitration Association (AAA) in accordance with the AAA’s then-current Employment Dispute Resolution Rules and the Due Process Protocol for Mediation and Arbitration of Statutory Disputes Arising Out of the Employment Relationship.
(c)	Location
     The arbitration will take place in Hamilton, Ohio, or in such other location as may be acceptable to both the Claimant or the Plan Administrator.